Exhibit 99.1

Response Biomedical Corporation Announces
Appointment of W.J. (Bill) Adams as CFO & Corporate Secretary and Resignation of Richard A. Canote as CFO

VANCOUVER, British Columbia – August 9, 2012 – Response Biomedical Corporation (TSX: RBM, OTCBB: RPBIF) (the “Company”) today reported that the Board of Directors of the Company has appointed Mr. Bill Adams as Chief Financial Officer (“CFO”) and Corporate Secretary effective August 13, 2012.

Mr. Adams has assumed the role of CFO replacing Richard Canote who has resigned as CFO but will continue with the Company for a period in a consulting capacity.

Mr. Adams is a Chartered Accountant with over 20 years of strategic financial management experience in both public and private companies.   He was Chief Financial Officer of CellFor Inc., a B.C.-based company that manufactures tree seedlings for forest landowners from August 2008 to 2012.  Prior to his position at CellFor, Mr. Adams was the Chief Financial Officer of the publicly listed bio-pharmaceutical company AnorMED Inc. from its start up through to its successful sale to a U.S.-based international bio-pharmaceutical company.  Before joining AnorMED in 1996, Mr. Adams was Chief Financial Officer of Epic Data International Inc., a TSX listed technology company with an international customer base for its manufacturing hardware and software system solutions, and prior to that he was an audit manager with KPMG.  He holds a Bachelor of Commerce Degree from the University of British Columbia.  Mr. Adams is a director of Mutual Fire Insurance Company of British Columbia and a member of the Association of Bioscience Financial Officers International.

“We welcome the addition of Bill to the Response management team.  Bill’s experience and expertise will allow the Company to continue to focus on its stated corporate objective of profitable growth”, said Mr. Jeffrey Purvin, Chief Executive Officer.  “We thank Rich Canote for his assistance this year in the transition process.”

Further information on the Company can be found at www.responsebio.com, SEDAR (Canada) www.sedar.com or EDGAR (U.S.) www.sec.gov/edgar/searchedgar/webusers.htm. Information at these sites is typically available within 24 hours of the distribution of the news release.

About Response Biomedical

Response Biomedical develops, manufactures and markets rapid on-site diagnostic tests for use with its RAMP® platform for clinical and environmental applications. RAMP® represents a new paradigm in diagnostics that provides high sensitivity and reliable information in minutes. It is ideally suited to both point of care testing and laboratory use.

The RAMP® system consists of a reader and single-use disposable test cartridges, and has the potential to be adapted to more than 250 medical and non-medical tests currently performed in laboratories. RAMP® clinical tests are commercially available for the early detection of heart attack and congestive heart failure through our commercial partners and distributors.

In the non-clinical market, RAMP® Tests are currently provided for the environmental detection of West Nile Virus, and Biodefense applications including the rapid on-site detection of anthrax, smallpox, ricin and botulinum toxin.

Response has achieved CE Marking for its readers and clinical tests and its Quality Management System is registered to ISO 13485: 2003 and ISO 9001: 2008.

Response Biomedical is a publicly traded company listed on the TSX under the trading symbol "RBM" and quoted on the OTC Bulletin Board under the symbol "RPBIF". For further information, please visit the Company's website at www.responsebio.com.

About the RAMP® Reader and RAMP® 200 reader

The RAMP® enabling platform is a portable scanning fluorescence quantitative analysis platform for near patient testing that enables rapid and robust quantitative results. The platform includes easy software upgrades, data management capabilities and unique interface options. The RAMP® Reader features a small footprint and attractive ease of use for moderate throughput settings. The RAMP® 200 reader has innovative design features, including the multi-port capability to run 18 tests per hour on one module and up to 36 tests per hour, using three modules. This allows tests to be run on multiple patients simultaneously or multiple assays to be run for one patient. More information on our proprietary RAMP® technology can be found at www.responsebio.com.

Forward-Looking Statements

This press release may contain forward-looking statements.  These statements relate to future events and are subject to risks, uncertainties and assumptions about Response Biomedical Corporation. Examples of forward-looking statements in this press release include statements regarding our expectations for the appointment of a new CFO and the expected start date of that individual.

These statements are only predictions based on our current expectations and projections about future events.  You should not place undue reliance on these statements. Actual events or results may differ materially.  Many factors may cause our actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our annual report on Form 10-K, our Annual Information Form and other filings with the Securities and Exchange Commission and Canadian securities regulatory authorities. We do not undertake to update any forward-looking statements.

Contacts

Response Biomedical Corporation:
Patricia Massitti, 604-456-6010
VP, Administration & Corporate Communications
pmassitti@responsebio.com